SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, DC  20549


                               FORM 8-K

                            CURRENT REPORT
                PURSUANT TO SECTION 13 OR 15 (d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)  March 31, 1994


                  SOUTHEASTERN PUBLIC SERVICE COMPANY
        (Exact name of registrant as specified in its charter)


       DELAWARE                 1-4351             13-5534018
    --------------           -----------        ------------------
   (State or other           (Commission        (I.R.S. Employer
    jurisdiction of           File No.)         Identification No.)
    incorporation of
    organization)

                 777 South Flagler Drive
                 Suite 1000E
                 West Palm Beach, FL                    33401
         --------------------------------------     -------------
        (Address of principal executive office)       (Zip code)

Registrant's telephone number, including area code:  (407) 653-4000





















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Item 5.    Other Events.

      On March 31, 1994, the Registrant filed with the Commission Form 12b-25, stating that for reasons set forth in such Form, the consolidated financial statements of the Registrant for the transition period from March 1, 1993 to December 31, 1993 (the "Transition Period") have not been completed. The Registrant's Form 12b-25 indicated that the Registrant expected its earnings and other financial results for such period to be as follows:

      The Registrant expects to report in its Transition Report on Form 10-K for the Transition Period net sales of $23.4 million compared to net sales of $22.4 million in the comparable 1992 period, income from continuing operations before cumulative effect of changes in accounting principles of $2.0 million compared with such income of $7.8 million in the comparable 1992 period and a net loss of $13.8 million compared to net income of $1.2 million in the comparable 1992 period. The $5.8 million decrease in income from continuing operations before cumulative effect of changes in accounting principles is principally due to (i) a $5.5 million decrease in equity in after-tax earnings of affiliates resulting from lower earnings of the Company's affiliates, Graniteville Company and CFC Holdings Corp. ("CFC Holdings") and (ii) a $1.5 million write-off (without tax benefit) of the Company's investment in Chesapeake Insurance, a subsidiary of CFC Holdings. Lower interest income from Triarc was more than offset by lower interest expense. The $15.0 million adverse change in the Company's net loss is due to the above factors ($7.0 million) plus a $22.7 million increase in the loss from discontinued operations, offset by a $13.5 million improvement in the cumulative effect of changes in accounting principles (relating to income taxes and other postretirement benefits) to a favorable $7.5 million in the Transition Period from an unfavorable $6.0 million in 1992. The increase in the loss from discontinued operations is principally due to the Transition Period charges of (i) $13.9 million principally to provide for the estimated loss on the sale of the discontinued operations and (ii) $8.0 million to provide for a write-down relating to the impairment of certain unprofitable properties.

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                SOUTHEASTERN PUBLIC SERVICE COMPANY


Date:  April 4, 1994            By: Anthony W. Graziano, Jr.
                                    Anthony W. Graziano, Jr.
                                    Executive Vice President and
                                    General Counsel, and Assistant
                                    Secretary

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